Exhibit 10.1

CONFIDENTIAL

October 20, 2005

Mr. Michael C. Ruettgers

[Address]

Dear Mike:

As you know, and at your request, on December 31, 2005, your status as Chairman of the Board of EMC Corporation (“EMC”) shall change; and on January 1, 2006, you shall assume the position of Senior Advisor. Furthermore, you have also indicated that you shall resign from the board of directors (the “Board”) of EMC effective as of December 31, 2005.

The Board and I greatly appreciate your devoted service to EMC, including your many years of senior executive leadership. You led EMC into great prominence in the high technology industry. Therefore, the Board and I are very fortunate that you have expressed a desire to continue your employment at EMC as Senior Advisor.

In accordance with the foregoing, EMC is pleased to offer you the following arrangement:

1.	Effective as of December 31, 2005, you shall be deemed to have resigned as Chairman of the Board and as a member of the Board.

2.	Effective as of January 1, 2006, you shall continue to be employed full time as Senior Advisor. In this position, you shall provide advice and counsel to the Board and/or me as requested concerning sales and marketing matters and other matters at EMC. You shall provide periodic updates and/or briefings to the Board and/or me on all such matters worked on.

3.	You shall serve as Senior Advisor from January 1, 2006 to the earlier to occur of the date EMC or you terminate this arrangement upon thirty (30) days prior written notice or December 31, 2007. On the termination date, you shall be deemed to have retired from EMC (the “Retirement Date”).

4.	While this arrangement is in effect, you shall be paid $11,538.46 (less legal deductions) per pay period, which is equivalent to $300,000 annually.

5.	As of the date of this letter, you have received a number of EMC stock option and/or restricted stock grants that have been vesting in accordance with their terms. For purposes of this arrangement, all such prior grants of stock options and restricted stock to you shall be known as the “Existing Grants.”

6.	From January 1, 2006 to the Retirement Date, the Existing Grants shall continue to vest in accordance with their terms. On the Retirement Date, all of the Existing Grants shall expire unless you have exercised all options and/or restricted stock that are vested as of such date; provided, however, some of the Existing Grants may continue to vest after the Retirement Date in accordance with the “retirement provisions” of the stock plan and grant agreement that governs the particular grant.

7.	As Senior Advisor, you shall continue to remain an employee in good standing at EMC. You shall continue to be eligible for participation in all of EMC’s health, welfare and other benefits through the Retirement Date.

8.	EMC shall continue to provide you with reasonably appropriate and suitable office and secretarial support through the Retirement Date.

9.	From time to time through the Retirement Date, you may be asked to continue to travel on EMC business matters. As has been EMC’s practice, for each such event, EMC shall continue to make one of its jets available for your use. In the event one of EMC’s jets is not available, EMC shall, as has been its current practice, reimburse you for the use of your jet for EMC business travel at an hourly rate to be mutually agreed upon between EMC and you.

10.	EMC shall continue to reimburse you for all other reasonable business and entertainment expenses in accordance with EMC’s then current business and expense reimbursement policy.

11.	You ratify and reaffirm the EMC Key Employee Agreement you signed on September 19, 1989.

12.	As Senior Advisor, you will not be considered an “affiliate” or “executive officer” of EMC. However, you shall remain subject to the EMC stock trading policy through the Retirement Date.

13.	EMC and you agree that this arrangement shall be governed by and construed in accordance with Massachusetts law.

Assuming the terms of this arrangement meet with your approval, please sign this letter in the space provided below. The enclosed copy is for you.

I want you to know that the Board and I have always valued your sage advice and counsel, and we look forward to continuing to work with you.

Very truly yours,

/s/ Joseph M. Tucci

Joseph M. Tucci

President and

Chief Executive Officer

Accepted and agreed:

/s/ Michael C. Ruettgers

Michael C. Ruettgers